EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Jessica Greer

(434) 382-7366

investorrelations@endi-inc.com

Enterprise Diversified, Inc. Announces Second Quarter 2018 Financial Results

Richmond, VA—August 10, 2018—Enterprise Diversified, Inc. (OTCQB: SYTED) (“ENDI” or the “Company”), formerly Sitestar Corporation, announced its financial results for the second quarter ending June 30, 2018, in connection with filing its quarterly report on form 10-Q with the Securities and Exchange Commission.

A summary of our quarterly and year-to-date results can be found below. Our full quarterly report on the form 10-Q filing can be found at enterprisediversified.com/information.

	Asset Management	Real Estate	Home Services	Internet	Other	Consolidated
Three months ended June 30, 2018
Revenues	$(92,773)	$197,466	$1,019,667	$297,587	$20,952	$1,442,899
Cost of revenue	—	94,062	634,308	80,580	49,568	858,518
Operating expenses	35,493	282,547	359,015	63,273	144,496	884,824
Other income (expense)	11,075	(123,153)	6,282	2,623	7,045	(96,128)
Comprehensive income (loss)	(117,191)	(302,296)	32,626	156,357	(166,067)	(396,571)

	Asset Management	Real Estate	Home Services	Internet	Other	Consolidated
Six months ended June 30, 2018
Revenues	$191,932	$371,984	$1,645,506	$599,323	$100,097	$2,908,842
Cost of revenue	—	234,922	1,122,983	151,727	124,931	1,634,563
Operating expenses	63,366	486,660	669,885	133,051	520,666	1,873,628
Other income (expense)	22,150	(231,394)	1,601	32,419	5,183	(170,041)
Comprehensive income (loss)	150,716	(580,992)	(145,761)	346,964	(540,317)	(769,390)

On June 23, 2018, ENDI executed a 1-for-125 reverse stock split of its common stock. Any fractional shares of common stock were rounded up to the next full share. As a result of the reverse stock split, the Company will trade under the new symbol SYTED until August 20, 2018. At that time, the “D” will be removed, and the symbol will then revert to SYTE.

The current number of outstanding shares of common stock, as of August 10, 2018, is 2,544,500. The current book value of each share is $7.10, and the earnings per share is $0.11.

EXHIBIT 99.1

Willow Oak Asset Management

ENDI’s wholly owned asset management subsidiary, Willow Oak Asset Management, produced negative $92,773 in revenue for the quarter ending June 30, 2018. The primary driver of the quarter’s loss is a direct investment in Alluvial Fund, which declined for the quarter. In accordance with GAAP, the investment gains and losses are reported as revenue on the condensed consolidated statement of income.

Other revenue attributable to the subsidiary includes fee share arrangements with two independently managed funds on the Willow Oak platform. Other income consists of a sublease arrangement for shared office space in New York City.

Overall, the 2018 second quarter fair value of investments held through the asset management segment totaled $9,450,149, compared to $8,854,764 for the second quarter of 2017.

Mt Melrose

Mt Melrose, LLC, a wholly owned ENDI subsidiary, closed on a second tranche of properties on June 29, 2018, acquiring 69 residential and other income-producing properties. During the quarter, Mt Melrose purchased 34 rental properties. Through Mt Melrose, the Company owns 184 rental properties consisting of single-family and multi-family properties, commercial properties, and vacant lots.

At quarter’s end, Mt Melrose’s current real estate value held for investment was $10,489,749.

Home Services

ENDI operates its home services division through HVAC Value Fund, LLC, a collection of six HVAC and specialty plumbing companies in Arizona. ENDI has a 100% membership interest in HVAC Value Fund.

Internet Operations

ENDI’s wholly owned internet operations subsidiary, Sitestar.net, provides internet access, modem services, domain sales, and web hosting to customers in the United State and Canada. In recognition of competitive external pressure, the focus of our internet segment is to generate cash flow with careful attention to maintaining—and even lowering—costs without making significant reinvestments into the internet segment.

About Enterprise Diversified, Inc.

Enterprise Diversified, Inc. and its subsidiaries engage in several diverse business activities in the following industries: asset management, real estate, internet access, and home services. The company's philosophy is to centralize capital allocation decisions at the corporate level and decentralize operational decisions among subsidiary managers. Copies of Enterprise Diversified’s press releases and additional information about the company are available at www.enterprisediversified.com.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements are not guaranties of future performance, and actual results may differ materially from those forecasted.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending,” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.